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                                                                  Exhibit 99.1

                              KITTITAS VALLEY BANCORP

                          1996 DIRECTOR STOCK OPTION PLAN

     1. PURPOSE. The purpose of this 1996 Director Stock Option Plan (the "Plan") of KITTITAS VALLEY BANCORP (the "Corporation") is to encourage significant ownership in the Corporation by outside directors of the Corporation whose services are considered essential to the Corporation's progress and to provide them with an incentive to remain directors of the Corporation.

     2. ADMINISTRATION. The Board of Directors shall supervise and administer the Plan. Grants of stock options under the Plan and the amount and nature of the awards to be granted shall be automatic in accordance with
Section 5. However, all questions of interpretation of the Plan or of any options issued under it shall be determined by the Board of Directors and such determination shall be final and binding upon all persons having an interest in the Plan.

     3. PARTICIPATION IN THE PLAN. Directors of the Corporation who are not employees of the Corporation or any subsidiary of the Corporation shall be eligible to participate in the Plan. For purposes of this Section 3, a person shall not be considered an employee solely by reason of serving as Chairman of the Board.

     4.   STOCK SUBJECT TO THE PLAN.

          (a) MAXIMUM NUMBER OF SHARES. The maximum number of shares which may be issued under the Plan shall be 30,000 shares of the Corporation's common stock, par value $1.00 per share ("Common Stock"), subject to adjustment as provided in Section 9 of this Plan.

          (b) UNEXERCISED OPTIONS. If any outstanding option under the Plan for any reason expires or is terminated without having been exercised in full, the shares allocable to the unexercised portion of such option shall again become available for grant pursuant to the Plan.

          (c) NON-QUALIFIED OPTIONS. All options granted under the Plan shall be non-qualified options not entitled to special tax treatment under
Section 422 of the Internal Revenue Code of 1986, as amended to date and as may be amended from time to time (the "Code").

     5. TERMS, CONDITIONS AND FORM OF OPTIONS. Each option granted under the Plan shall be evidenced by a written agreement in such form as the Board of Directors shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions.

          (a)  GRANT OF OPTIONS.  Options shall be granted as follows:

               (i) Options to purchase 1,000 shares of Common Stock shall be granted to each current director on the date the Plan is approved by the

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          shareholders in recognition of prior service, and such options shall be fully vested on the date of the grant;

               (ii) An option to purchase an additional 1,000 shares of Common Stock shall be granted to each current director on October 23, 1996, the fifth anniversary of the date the current directors commenced service as organizers/directors of the corporation or one of its subsidiaries, such option shares shall vest in equal installments over a five (5) year period (20% on the date of appointment and 20% on each anniversary, thereafter for the next four (4) years);

               (iii) New directors shall receive an option to purchase 1,000 shares of Common Stock on the date the director is appointed to the Board and such option shares shall vest in equal installments over a five (5) year period (20% on the date of appointment and 20% on each anniversary, thereafter for the next four (4) years); and

               (iv) Each director shall receive an option to purchase an additional 1,000 shares of Common Stock automatically on the fifth anniversary of the date they received their last grant (October 23, 2001 for current directors), and every five (5) years thereafter, and such option shares shall vest equally over a five (5) year period following the date of grant (20% on the date of grant and 20% for the next four (4) years).

          (b) OPTION EXERCISE PRICE. All options granted under the terms and conditions of the Plan shall be granted at fair market value on the date of the grant. Fair market value shall be determined in accordance with a method approved by the Board of Directors. For purposes of this Plan, the determination by the Board of Directors of the fair market value shall be conclusive.

     The number of option shares granted shall be modified to take into account any adjustments as set forth in Section 9 hereof.

          (c) EXPIRATION OF OPTIONS. The right to purchase the option shares shall expire at the earliest of the following:

               (i)   ten (10) years from the date of grant; or

               (ii) the 91st day following the date the optionee ceases to serve as a member of the Board of Directors.

          (d) EXERCISE PROCEDURE. Options granted under the Plan shall be exercised by the optionee as to all or part of the shares covered thereby by the giving of written notice of the exercise thereof to the Corporate Secretary of the Corporation at the principal business office of the Corporation. The notice of exercise shall be accompanied by payment in full for the shares to be acquired. In no event shall an option granted hereunder be exercised for a fraction of a share.

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     If an option granted hereunder shall be exercised by the estate or by the legal representative of a deceased director or former director, or by a person who acquired an option granted hereunder by bequest or inheritance or by reason of the death of any director or former director, written notice of such exercise shall be accompanied by payment in full for the shares to be acquired and evidence of authority to so act in form reasonably satisfactory to Corporation.

     6. AMENDMENT OF THE PLAN. The Board of Directors may suspend or discontinue the Plan or review or amend it in any respect whatsoever; provided, however, that no such action may have the effect of altering or impairing any rights or obligations of any option previously granted without the consent of the optionee, and that without approval of the shareholders of the Corporation no revision or amendment shall change the number of shares subject to this Plan (except as provided in Section 9 hereof), change the definition of participants eligible to receive options, or materially increase the benefits accruing to participants under this Plan.

     7. NON-TRANSFERABILITY OF OPTIONS. Each option granted under the Plan by its terms shall not be transferable by the optionee otherwise than by will, or by the laws of descent and distribution, and shall be exercised during the lifetime of the optionee only by the optionee.

     8.   LIMITATION OF RIGHTS.

          (a) NO RIGHT TO CONTINUE AS A DIRECTOR. Neither Plan, nor the granting of an option nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Corporation will retain a director for any period of time.

          (b) NO SHAREHOLDERS' RIGHTS UNTIL ISSUANCE OF SHARES. An optionee shall have no rights as a shareholder with respect to the shares covered by an option granted hereunder until the date of the issuance of a stock certificate therefor, and no adjustment will be made for dividends or other rights (except as provided in Section 9) for which the record date is prior to the date such certificate is issued.

     9.   CHANGES IN COMMON STOCK.

          (a) If the outstanding shares of common stock are increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of common stock or other securities, through merger, consolidation, sale of all or substantially all of the assets of the Corporation, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of common stock, or other securities, an appropriate and proportionate adjustment may be made in:

               (i) the maximum number and kind of shares reserved for issuance under this Plan:

               (ii) the number and kind of shares or other securities subject to then outstanding options under this Plan; and

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               (iii) the price for each share subject to any then outstanding options under this Plan, without changing the aggregate purchase price as to which such options remain exercisable.

          No fractional shares will be issued under this Plan on account of any such adjustments.

          (b) In the event the Corporation is merged or consolidated into or with another corporation (in which consolidation or merger the shareholders of the Corporation receive distributions of cash or securities of another issuer as a result thereof), or in the event that all or substantially all of the assets of the Corporation are acquired by any other person or entity, or in the event of a reorganization or liquidation of the Corporation, the Board of Directors of the Corporation, or the board of directors of any corporation assuming the obligations of the Corporation, shall, as to outstanding options, either:

               (i) provide that such options shall be assumed or equivalent options shall be substituted, by the acquiring or successor corporation (or an affiliate thereof); or

               (ii) upon written notice to the optionees, provide that all unexercised options will terminate immediately prior to the consummation of such merger, consolidation, acquisition, reorganization or liquidation unless exercised by the optionee within a specified number of days following the date of such notice.

     10. CHANGE IN CONTROL. Notwithstanding any other provision to the contrary in this Plan, in the event of a Change of Control (as defined below), all options outstanding as of the date of such Change of Control occurs shall become exercisable in full, whether or not exercisable in accordance with their terms. A "Change in Control" shall occur or be deemed to have occurred only if any of the following events occur:

          (a) any "person", as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any corporation owned directly or indirectly by the shareholders of the Corporation in substantially the same proportion as their ownership of stock of the Corporation) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing fifty percent (50%) or more of the combined voting power of the Corporation's then outstanding securities;

          (b) individuals who, as of January 1, 1996, constitute the Board of Directors of the Corporation (as of the date thereof, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date thereof whose election or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of

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the directors of the Corporation, as such terms are used in Rule 14a-11 of
Regulation 14 under the Exchange Act) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board;

          (c) the shareholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than:

               (i) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (whether by remaining outstanding or by being converted into voting securities of the surviving entity) more than eighty percent (80%) of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation; or

               (ii) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no "person" (as hereinabove defined) acquires more than thirty percent (30%) of the combined voting power of the Corporation's then outstanding securities; or

          (d) the shareholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets.

     11. NOTICE. Any written notice to the Corporation required by any of the provisions of the Plan shall be addressed to the President of the Corporation and shall become effective when it is received.

     12. GOVERNING LAW. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Washington.

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